Exhibit 99

[The Beard Company Logo]

 THE BEARD COMPANY                                                 News Release
  Enterprise Plaza, Suite 320
5600 North May Avenue                                  Herb Mee, Jr., President
Oklahoma City, Oklahoma 73112
(405) 842-2333    OTCBB:  BRCO

                                THE BEARD COMPANY
                        COMPLETES PLACEMENT OF $2,100,000
                        OF CONVERTIBLE SUBORDINATED NOTES

FOR IMMEDIATE RELEASE:  Tuesday, January 25, 2005

     Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today reported that it has completed the sale of $2,100,000 of 12% Convertible Subordinated Notes due February 15, 2010 to a group of private investors. $255,000 of the Notes were exchanged for notes previously issued by the Company. The Notes are convertible into shares of the Company's common stock at $1.00 per share.

     Herb Mee, Jr., President of the Company, stated: "Following the exchange, approximately $1,700,000 of net proceeds will be available to the Company from the offering. We are excited about the profit potential the Company has in its Coal, China and e-Commerce Segments. The successful completion of this offering gives us the working capital we need to move forward with the opportunities available to us."

     A portion of the net proceeds of the offering will be used to provide the Company with the necessary working capital to bridge the gap until it obtains the funds necessary to proceed with a pond fines recovery project in West Virginia which the Company expects to commence during the first quarter of 2005. The remainder of the net proceeds will be used to finance the project, if necessary

     The Beard Company's common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Its operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction of fertilizer plants in China, and its e-commerce activities aimed at developing business opportunities to leverage starpay(TM)'s intellectual property portfolio of Internet payment methods and security technologies.

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     Statements regarding future profitability and operations, including the timing of those activities, are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act. The statements involve risks that could significantly impact The Beard Company. These risks include, but are not limited to, adverse general economic conditions, unexpected costs or delays or other unexpected events, as well as other risks discussed in detail in The Beard Company's filings with the Securities and Exchange Commission.

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FOR FURTHER INFORMATION CONTACT:  Herb Mee, Jr.


Fax Number (405) 842-9901                             Email:  hmee@beardco.com